SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report - June 26, 2001
(Date of Earliest Event Reported)

Carpenter Technology Corporation
(Exact Name of Registrant as specified in its charter)

                               Delaware                                         1-5828                                      23-0458500
                   (State of Incorporation)                (Commission File No.)                (IRS Employer I.D. No.)

1047 North Park Road, Wyomissing, Pennsylvania, 19610-1339
(Address of principal executive offices)

Registrant's telephone number, including area code: (610) 208-2000

Item 5. Other Events.

Carpenter announced on June 27, 2001, that Dennis M. Draeger, then President and Chief Operating Officer of the Company, would replace Robert W. Cardy as Chairman, President and Chief Executive Officer on July 1, 2001. The announcement was a confirmation of the Company’s previously announced chief executive officer succession plan.  Mr. Cardy retired June 30 after 39 years of service. Mr. Draeger joined Carpenter in 1996 as senior vice president of Specialty Alloys Operations (then called Steel Operations). He was named executive vice president in 1998. He previously worked 34 years for Armstrong World Industries, lastly as president of Worldwide Floor Products Operations. Mr. Draeger originally joined Carpenter’s Board of Directors in 1992.

On June 26, 2001, Carpenter announced a series of initiatives designed to make it more focused, efficient and responsive to customer needs and to divest certain businesses that no longer meet its strategic criteria for growth.

The initiatives to be taken include:

  A realignment of the Company’s Specialty Alloys Operations into business units that will center around bar, forged bar and coil products. The realignment, which is expected to be completed in the first quarter of fiscal year 2002, is designed to enhance product line profitability and reduce the fixed cost structure of Specialty Alloys Operations, while allowing for greater focus and quicker response to customer needs.
  The divestiture of certain business units that are considered non-strategic. These small business units are within the Engineered Products Operations. The Company plans to use the proceeds from the sale of these assets to reduce its debt.
  A reduction in workforce of approximately 100 salaried positions as a result of the Specialty Alloys Operations realignment. The Company had previously reduced costs to compensate for lower stainless steel volumes through the indefinite furlough of about 50 production employees and one-week furloughs during the third fiscal quarter of another 150 employees at its Reading, Pennsylvania manufacturing facility. Carpenter furloughed 750 employees for an additional week when the Company extended its traditional July 4 shutdown week.

These initiatives will result in an estimated fourth quarter after-tax charge of approximately $20 million to earnings or $.86 per diluted share. Carpenter expects that the realignment will be fully implemented over the next six months, with annual savings in excess of $8 million.

Item 7.    Financial Statements and Exhibits.

                (a) and (b) None.

                (c) Exhibits:

      Exhibit 99.

A.    Press Release dated June 27, 2001.

B.    Press Release dated June 26, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:     July 10, 2001                                                                CARPENTER TECHNOLOGY
                                                                                                              CORPORATION (Registrant)

By:  /s/ Terrence E. Geremski
       Terrence E. Geremski
       Senior Vice President - Finance
       and Chief Financial Officer

EXHIBIT INDEX

                                                                                                                                               Sequential
Exhibit                                                          Description                                                  Page Number

Exhibit 99.

A.    Press release dated June 27, 2001

                    B.    Press release dated June 26, 2001

                                                                                                                                                    Exhibit 99. A.

                                                                                                                                     Stephanie Zercher
                                                                                                                                     (610) 208-2132
                                                                                                                                     szercher@cartech.com

DRAEGER ELECTED CARPENTER CHAIRMAN, PRESIDENT AND CEO

            Wyomissing, Pa. (June 27, 2001) - The Board of Directors of Carpenter Technology Corp. (NYSE:CRS) has elected Dennis M. Draeger chairman, president and chief executive officer of the company, effective July 1.

            Draeger, 60, will replace Robert W. Cardy, chairman and CEO, who is retiring June 30 after 39 years of service.

            Draeger now serves as Carpenter’s president and chief operating officer (COO) and as a company director, positions he has held since 1999.

            Draeger joined Carpenter in 1996 as senior vice president of the company’s largest business unit, Specialty Alloys Operations (then called Steel Operations). He was named executive vice president in 1998. He previously worked 34 years for Armstrong World Industries, lastly as president of Worldwide Floor Products Operations. He originally joined Carpenter’s board in 1992.

            Draeger holds a bachelor’s degree in business administration from Ohio State University.

            Carpenter, based in Wyomissing, Pa., is a leading manufacturer and distributor of stainless steel, specialty alloys, titanium and various engineered products. Carpenter had sales of $1.1 billion in fiscal 2000 (ended June 30, 2000). More information about Carpenter is available at www.cartech.com.

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                                                                                                                                                    Exhibit 99. B.

                                                                                                                                    Investors:
                                                                                                                                    Jaime Vasquez
                                                                                                                                    (610) 208-2165
                                                                                                                                    jvasquez@cartech.com

                                                                                                                                    Media:
                                                                                                                                    Katharine B. Marshall
                                                                                                                                    (610) 208-3034
                                                                                                                                    kmarshall@cartech.com

Carpenter Technology Announces Realignment,
Revises Fourth Quarter and Fiscal Year Earnings Estimates

          Wyomissing, Pa. (June 26, 2001) - Carpenter Technology Corporation (NYSE:CRS) today announced a series of initiatives designed to make it more focused and responsive to customer needs and to divest certain businesses that no longer meet its strategic criteria for growth. These actions are the result of a continuous process undertaken by management to ensure an operating structure that will enable Carpenter to compete more effectively in today’s global environment.

          The initiatives to be taken include:

  A realignment of its Specialty Alloys Operations into business units that will center around bar, forged bar and coil products. The realignment, which is expected to be completed in the first quarter of fiscal year 2002, is designed to enhance product line profitability and reduce the fixed cost structure of Specialty Alloys Operations, while allowing for greater focus and quicker response to customer needs.
  The divestiture of certain business units that are considered non-strategic. These small business units are within Carpenter’s Engineered Products Operations, which produces a wide range of advanced materials and components for a variety of markets. The company expects to apply the proceeds from the sale of these assets against debt. The reduction in workforce of approximately 100 salaried positions as a result of the Specialty Alloys Operations realignment, which will allow Carpenter to better serve customer needs and reduce fixed costs. In addition, the company had previously reduced costs to compensate for lower stainless steel volumes through the indefinite furlough of about 50 production employees and one-week furloughs during the third fiscal quarter of another 150 employees at its Reading, Pa. manufacturing facility. Carpenter will furlough 750 employees for an additional week when the company extends its traditional July 4 shutdown week.

          Dennis M. Draeger, president and chief operating officer, said that the initiatives announced today reflect management’s continuous focus on making Carpenter’s infrastructure more efficient and responsive to customer needs. The company continues to seek new ways to add value to its customers and believes that this realignment will allow Carpenter to strengthen and create strategic partnerships.

          These actions also reflect the company’s emphasis on cash flow generation going forward. "We are managing the business in a way that, even at or near the bottom of a cycle, allows the company to generate significant cash flows while strengthening our financial position through the reduction of debt. We will continue to position Carpenter to enhance its already strong cash flow generating capabilities and improve shareholder returns," Draeger said. Carpenter expects to achieve its previously stated goal of generating in excess of $50 million of free cash flow for the current fiscal year ending June 30.

          The initiatives will result in an estimated fourth quarter after-tax charge of approximately $20 million to earnings or $.86 per diluted share. Carpenter expects that the realignment will be fully implemented over the next six months, with annual savings in excess of $8 million.

          The company also said that for its fourth fiscal quarter ending June 30, 2001, it expects diluted earnings per share, before the inclusion of the special charges and the previously announced loss on the disposal of its Bridgeport, Conn., facility, to be in the range of $.37 to $.42 per share. The estimates are before the effects from the adoption of SAB 101 regarding revenue recognition, which the company was required to reflect in its fourth quarter results, as previously disclosed on April 19.

          Including the special charge and loss on the disposal of its Bridgeport facility, Carpenter expects to report a fourth quarter loss in the range of $.64 and $.69 per diluted share, before the effects from the adoption of SAB 101.

          As a result, Carpenter will report earnings for the year ending June 30, in the range of $1.92 to $1.97 per diluted share before special charges, compared with earnings of $2.31 per share last year. Including the charges, Carpenter expects to report earnings for fiscal year 2001 in the range of $.86 to $.91 per diluted share.

          Previously, Carpenter had indicated that its fourth quarter results would be in the range of $.55 to $.60 per diluted share and that its diluted earnings per share for the year would be in the range of $2.10 to $2.15 per share.

          These revised earnings expectations result primarily from lower than anticipated shipments of stainless products due to lower than expected automotive production levels; the general economic slowdown and its impact on the manufacturing sectors that Carpenter serves; and the adverse effect on the operating levels in Specialty Alloys Operations from a continued high level of stainless bar, rod and wire imports.

          Carpenter had anticipated that the fourth quarter of fiscal 2001 and first two quarters of next fiscal year would be challenging based on current and expected economic factors. However, the company expected a degree of recovery in automotive production during its fourth quarter, which has not materialized. Additionally, certain distribution channels had higher than expected inventory levels due to a sluggish manufacturing environment. Carpenter expects the weak U.S. manufacturing environment to persist during the next six months with an improvement beginning in the first quarter of next calendar year.

          "Despite the challenges of the current economic environment, we remain positive about the longer-term fundamentals of the company, which have been strengthened by the actions announced today," Draeger said. "We continue to see a healthy shift in our product mix towards higher value materials, and we are experiencing strong demand from the aerospace and power generation industries, two key markets for Carpenter."

          As a result of this favorable product mix shift, Carpenter expects to report an 8 percent increase in revenue for fiscal year 2001 versus a year ago, despite the lower unit volume in the current year. The increase is before the effects from the adoption of SAB 101.

          Carpenter plans to hold a live conference call and webcast on Thursday, July 26, at 10 a.m., EDT, to discuss the results of operations for the fourth quarter and fiscal year ended June 30, current business conditions and its outlook for fiscal year 2002. Details about the conference call will be announced on July 12.

          Carpenter produces and distributes specialty materials, including stainless steels, titanium alloys, superalloys and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com, with selected products sold online at www.carpenterdirect.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s Form 10-K and Form 10-Q reports and exhibits to those reports. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including, aerospace, automotive and consumer durables, which are subject to changes in general economic and financial market conditions; 2) the ability of Carpenter to recoup increased costs of fuel, such as natural gas, and raw materials, such as nickel, through increased prices and surcharges; 3) worldwide excess manufacturing capacity for certain alloys that Carpenter produces and fluctuations in currency exchange rates, resulting in increased competition and downward pricing pressure on Carpenter products; and 4) fluctuations in stock markets that could impact the valuation of the assets in Carpenter’s pension trusts and the accounting for pension assets. Carpenter undertakes no obligation to update or revise any forward-looking statements.

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